F.N.B. CORPORATION
                                                                 (Nasdaq: FBAN)
www.fnbcorporation.com                                         NAPLES, FL 34102

FOR IMMEDIATE RELEASE

DATE:             December 8, 2003
CONTACT:          Clay W. Cone
                  Vice President, Director of
                  Corporate Communications
                  239-436-1676

           F.N.B. CORPORATION AND FIRST NATIONAL BANKSHARES OF FLORIDA
             INC. CLEARED FOR LISTING ON THE NEW YORK STOCK EXCHANGE

NAPLES, FL, December 8 - F.N.B. Corporation, a diversified financial services company, today announced that both F.N.B. and First National Bankshares of Florida Inc., a wholly owned subsidiary that will be spun off from F.N.B. with all of F.N.B.'s Florida operations, have been cleared by the New York Stock Exchange (NYSE) to list their common stock under the new ticker symbols "FNB" and "FLB," respectively.

F.N.B. Corporation anticipates that its stock will begin trading on the NYSE on Wednesday, December 17, 2003. Until that time, the company's stock will continue trading on The Nasdaq Stock Market under the current ticker symbol "FBAN."

First National Bankshares of Florida is expected to trade on a "when issued" basis following announcement of the anticipated spin-off date and will begin regular trading immediately following the spin-off, which is expected to be completed in January 2004.

"We are pleased to proceed with our listings on the New York Stock Exchange," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "We believe that the market quality of the NYSE will be of significant value, improving the visibility and liquidity of our stock for investors of both companies once the spin-off is completed."

Regulatory approval has been received from the Federal Reserve Bank of Atlanta to proceed with the spin transaction and the company is awaiting other necessary approvals.

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It is anticipated that after the spin-off, F.N.B. Corporation will relocate its headquarters to Hermitage, Pennsylvania, where it will focus on the well-established Pennsylvania and Ohio markets. The company will have approximately $4.6 billion in total assets and operate 127 banking offices throughout western Pennsylvania and northeastern Ohio.

First National Bankshares will maintain corporate headquarters in Naples, Florida, where it will focus on expanding in the fast-growing Florida market. It will have $3.8 billion in total assets and 59 full-service banking centers in Southwest and Central Florida. The company intends to expand by adding branches and through mergers and acquisitions.

The spin-off is expected to unlock shareholder value by allowing each company to develop and implement a strategic plan that fits its markets and operations. It also will enable the investment community to more easily value the two companies. The Pennsylvania company is expected to be a high-performing, high dividend paying entity with a valuation based on the dividend payout and a multiple of earnings in line with its peers. The Florida company will be positioned for growth in one of the country's most attractive areas. As such its stock should trade in line with its peers. The combined cash dividend for the companies is expected to increase by approximately 25% for 2004.

F.N.B. Corporation is a diversified financial services company headquartered in Naples, Florida. The company currently has total assets of $8.3 billion. F.N.B. owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company with offices located in Florida, Pennsylvania, Ohio and Tennessee.

On July 10, 2003, F.N.B. Corporation announced a plan to split into two separate publicly traded companies, by a tax-free spin-off to shareholders of its Florida operations. F.N.B. Corporation has requested the necessary regulatory approvals and a Form 10 Registration Statement has been filed with the Securities and Exchange Commission to register the common stock of First National Bankshares under the Securities Exchange Act.

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This document contains "forward-looking statements" that involve risks and uncertainties and are subject to change at any time. These statements may include, but are not limited to, those containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "target," and similar expressions. Such statements include, without limitation, statements regarding the effect and timing of the spin-off; statements relating to the future financial and stock price performance of F.N.B. Corporation and First
National Bankshares of Florida Inc.; statements relating to the future dividend policies of F.N.B. Corporation and First National Bankshares of Florida Inc.; and earnings guidance for the fiscal year 2004. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, delays and other difficulties related to the spin-off; the impact of federal and state regulations or the denial of necessary regulatory approvals; competition in our business; our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws or interest rate environment affecting our business in those markets in which we operate; and that there can be no assurance the spin-off transaction will be completed or completed in the expected timeframe, and if completed will increase shareholder value or will have the expected economic effect.